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                                                                    EXHIBIT 99.1


                  ATLANTA, GA--December 20, 2001. Today, Lodgian, Inc. voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in Federal Court in New York.

                  The filing was precipitated by the weaker U.S. economy, the decline in travel since the events of September 11, and the company's heavy debt load. Lodgian, Inc. and most of its operating subsidiaries were included in the filing. The company announced that it has received a commitment for up to $25 million for debtor-in-possession financing, subject to court approval, from a group of lenders led by Morgan Stanley and Lehman Brothers, Inc. This financing will allow the company to operate in the normal course during the bankruptcy proceedings.

                  David E. Hawthorne, the company's CEO since October 1, 2001 said: "The Chapter 11 filing brings us closer to completing the operating and financial restructuring begun by the company in June, 2001. We intend to emerge from bankruptcy in 2002 with strong prospects for revenue and earnings growth. We appreciate the continued support of our many vendors, employees and lenders."

                  Lodgian, Inc. is one of the largest owner/operators of full and mid-priced hotels in the United States, with 106 hotels located in 32 states and one hotel in Windsor, Canada. The company operates hotels under nationally recognized hospitality franchises such as Marriott, Holiday Inn, Hampton Inn, Sheraton and Radisson.

                  This release includes forward-looking statements related to Lodgian's operations that are based on Management's and third parties' current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. These statements involve risks and uncertainties including, but not limited to, Lodgian's ability to successfully fund the plan of reorganization, obtain debtor-in-possession financing, generate sufficient working capital from operations and other risks detailed from time to time in the Company's SEC reports. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.


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